Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This First Amendment to Amended and Restated Loan Agreement (the “First Amendment”) is entered into as of the 4th day of February, 2009 by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation (the “Borrower”) and GREAT WESTERN BANK, a South Dakota corporation (the “Bank”).

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement (the “Agreement”), pursuant to which Bank agreed to make certain Loans to the Borrower; and

WHEREAS, the Borrower and Bank desire to amend and modify certain terms and conditions of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Notwithstanding any provision contained in the Agreement to the contrary, Borrower and Bank hereby increase the principal amount of Term Loan 3 from $2,000,000 to $3,200,000. The definition of “Term Loan 3 Interest Rate” is hereby amended and restated to “7.00% per annum.” The definition of “Term Loan 3 Maturity Date” is hereby amended and restated to “May 3, 2009.”

2. The definition of “Loan Documents” in the Agreement is hereby amended to include that certain Assignment of Purchase Agreements and Proceeds dated as of February 4, 2009 from Borrower to Bank. The definition of “Security Documents” in the Agreement is hereby amended to include that certain Assignment of Purchase Agreements and Proceeds dated as of February 4, 2009 from Borrower to Bank.

3. Section 4.02 of the Agreement is hereby amended by adding the following paragraph:

(T) Grant a lien on or security interest in Borrower’s real estate and improvements located at 309 North 5th Street, Norfolk, Nebraska (the “Norfolk Property”) to anyone other than Bank, or otherwise pledge the Norfolk Property as collateral for any debt.

4. Notwithstanding any provision contained in the Agreement to the contrary, Bank shall have no obligation to make any advances on Term Loan 2 until all principal and accrued and unpaid interest on Term Loan 3 are paid in full.

5. In connection with the execution of this First Amendment, Borrower shall pay to Bank a non-refundable modification fee of $10,000.00. Borrower shall also be responsible for paying Bank’s reasonable legal fees and all other costs described in Section 1.08 of the Agreement that Bank has incurred in connection with this First Amendment.

6. Except as specifically amended herein, the Agreement shall remain in full force and effect as originally executed. This First Amendment shall be binding on the successors and assigns of the parties hereto. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement

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IN WITNESS WHEREOF, the undersigned have executed this Second Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Virginia corporation

By:	/s/ Donavon A. Heimes
Donavon A. Heimes, Chief Financial Officer & Secretary

BANK:
GREAT WESTERN BANK, a South Dakota banking corporation

By:	/s/ Andrew Biehl
Andrew Biehl,
Commercial Loan Officer

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